Exhibit 99.1

Citadel Broadcasting Corporation

CITADEL BROADCASTING ENTERS INTO EXCLUSIVE NEGOTIATIONS

WITH CUMULUS MEDIA REGARDING $37.00 PER SHARE MERGER PROPOSAL

LAS VEGAS, NV, February 17, 2011 – Citadel Broadcasting Corporation (“Citadel”) today announced it has entered into an agreement providing for exclusive negotiations for a potential merger with Cumulus Media Inc. (“Cumulus”). Cumulus is the second largest radio broadcaster in the United States based on station count, controlling 347 radio stations in 67 US media markets.

Under the terms of its non-binding proposal, Cumulus would pay $37.00, in a combination of cash and Cumulus stock, for each Citadel share and warrant. Based upon the proposed cash and stock election formula, the $37.00 per share consideration would on average be capped at $30.00 per share in cash and at $14.00 per share in Cumulus stock at a fixed exchange ratio. Based on actual elections made by Citadel shareholders and subject to proration, each Citadel shareholder could individually receive more or less cash or Cumulus stock than these amounts, up to the $37.00 per share total.

As part of the Cumulus proposal, Cumulus has indicated that Crestview Partners and Macquarie Capital are expected to provide up to $500 million in equity financing. Cumulus expects to obtain the remainder of the cash necessary to fund the transaction through debt financing to be led by UBS Investment Bank, together with Macquarie Capital.

Execution of a definitive agreement is subject, among other things, to completion of due diligence and financing arrangements. There can be no assurance the parties will reach a definitive agreement or, if an agreement is reached, that a transaction will be completed or on what terms. Any transaction would be subject to the approval of the two companies’ boards, regulatory and shareholder approvals, and other customary conditions.

J.P. Morgan and Lazard are acting as financial advisors and Weil, Gotshal & Manges LLP is acting as legal advisor to Citadel. UBS Investment Bank is acting as financial advisor and Jones Day is acting as legal advisor to Cumulus.

About Citadel

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 59 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the U.S. For more information, visit www.citadelbroadcasting.com.

Forward-looking Statements

This press release, as well as other statements made by Citadel may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Citadel’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to Citadel’s operations and business environment, which may cause the actual results of Citadel to be materially different from any future results, express or implied, by such forward-looking statements. These risks and uncertainties include, but are not limited to, (i) our ability to grow our business, (ii) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; (iii) changes in the financial markets; (iv) fluctuations in interest rates; and (v) those matters discussed under the captions “Forward-Looking Statements” and “Risk Factors” in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the third quarter of 2010, filed with the SEC on November 15, 2010.

Contacts:

Anna Cordasco/Jonathan Doorley

Sard Verbinnen & Co

(212) 687-8080

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